Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Results for Third Quarter of Fiscal 2011
SEATTLE, WA—July 20, 2011— For the third quarter of fiscal 2011, F5 Networks, Inc. (NASDAQ: FFIV) announced revenue of $290.7 million, up 4.7 percent from $277.6 million in the prior quarter and 26.1 percent from $230.5 million in the third quarter of fiscal 2010.
GAAP net income was $62.5 million ($0.77 per diluted share), compared to $55.6 million ($0.68 per diluted share) in the prior quarter and $40.5 million ($0.50 per diluted share) in the third quarter a year ago.
Excluding the impact of stock-based compensation net of tax, non-GAAP net income was $79.4 million ($0.97 per diluted share), compared to $71.5 million ($0.88 per diluted share) in the prior quarter and $53.3 million ($0.66 per diluted share) in the third quarter of fiscal 2010.
A reconciliation of GAAP net income to non-GAAP net income is included on the attached Consolidated Statements of Operations.
“Strong sales in APAC and Japan, in particular of our high-end products, accounted for most of the revenue growth during the quarter,” said John McAdam, F5 president and chief executive officer. “EMEA revenue was down from the prior quarter, and Americas revenue was up only slightly, due in part to a slowdown in U.S. Federal sales.
“In June we began shipping VIPRION 2400, our new chassis-based application delivery controller that offers scalable performance and other advanced features of the VIPRION architecture at a price in the mid-range of our ADC product family. Both enterprise customers and service providers have expressed growing interest in this product, and we expect sales to ramp steadily over the next several quarters. This quarter, we are on track to release version 11.0 of our TMOS operating system, which includes user-friendly application templates, support for virtual clustered multi-processing, and more than 150 new features, many of them geared toward service providers.

“With the rollout of these new products and a number of others over the coming year, we continue to believe that our competitive position in the traditional ADC market has never been stronger, and that the opportunity to expand our footprint in adjacent markets has never been greater. As a result, we remain confident in our ability to sustain top-line growth and profitability by continuing to expand our reach into new and existing markets and by hiring and retaining the best people.
“During the third quarter we added 95 employees, roughly a third of them in sales and sales support. At the same time, productivity across the organization enabled us to achieve a non-GAAP operating profit margin of 38.2 percent,” McAdam said.
The company also continued to strengthen its financial position during the quarter, generating $101 million in cash from operations. After repurchasing 471,633 shares of our outstanding common stock F5 ended the quarter with $1.06 billion in cash and investments.
For the current quarter, ending September 30, management has set a revenue goal of $307 million to $312 million with a GAAP earnings target of $0.75 to $0.77 per diluted share. Excluding stock-based compensation expense, the company’s non-GAAP earnings target is $0.97 to $0.99 per diluted share.
A reconciliation of the company’s expected GAAP and non-GAAP earnings is provided in the following table:

	Three months ended
	September 30, 2011
Reconciliation of Expected Non-GAAP Fourth Quarter Earnings	Low	High

Net income	$61.5	$63.1
Stock-based compensation expense, net of tax	$18.0	$18.0

Non-GAAP net income excluding stock-based compensation expense	$79.5	$81.1

Net income per share — diluted	$0.75	$0.77

Non-GAAP net income per share — diluted	$0.97	$0.99

About F5 Networks
F5 Networks, Inc., the global leader in Application Delivery Networking (ADN), helps the world’s largest enterprises and service providers realize the full value of virtualization, cloud computing, and on-demand IT. F5® solutions help integrate disparate technologies to provide greater control of the infrastructure, improve application delivery and data management, and give users seamless, secure, and accelerated access to applications from their corporate desktops and smart devices. An open architectural framework enables F5 customers to apply business policies at “strategic points of control” across the IT infrastructure and into the public cloud. F5 products give customers the agility they need to align IT with changing business conditions, deploy scalable solutions on demand, and manage mobile access to data and services. Enterprises, service and cloud providers, and leading online companies worldwide rely on F5 to optimize their IT investments and drive business forward. For more information, go to www.f5.com.
You can also follow @f5networks on Twitter or visit us on Facebook for more information about F5, its partners, and technology. For a complete listing of F5 community sites, please visit www.f5.com/news-press-events/web-media/community.html.
Forward Looking Statements
Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, share amount and share price assumptions, demand for application delivery networking and storage virtualization products and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve risks and uncertainties, as well as assumptions and other factors that, if they do not fully materialize or prove correct, could cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: customer acceptance of our new traffic management, security, application delivery, WAN optimization and storage virtualization offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; uncertain global economic conditions which may result in reduced customer demand for our products and services and changes in customer payment patterns; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; the unpredictability of F5’s sales cycle; the share repurchase program; future prices of F5’s common stock; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available as of the date hereof and qualified in their entirety by this cautionary statement. F5 assumes no obligation to revise or update these forward-looking statements.
GAAP to non-GAAP Reconciliation
F5’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its products, services operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is net income excluding stock-based compensation, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income excluding, as applicable, stock-based compensation. Net income excluding stock-based compensation (non-GAAP) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. Stock-based compensation is a non-cash expense that F5 has accounted for since July 1, 2005 in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation (“FASB ASC Topic 718”).
Management believes that net income excluding stock-based compensation (non-GAAP) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to the company’s historical operating results. Although F5’s management finds this non-GAAP measure to be useful in evaluating the performance of the business, management’s reliance on this measure is limited because items excluded from such measures could have a material effect on F5’s earnings and earnings per share calculated in accordance with GAAP. Therefore, F5’s management will use its non-GAAP earnings and earnings per share measures, in conjunction with GAAP earnings and earnings per share measures, to address these limitations when evaluating the performance of the company’s business. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.
F5 believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business and which management uses in its own evaluation of the company’s performance. Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, stock-based compensation is an obligation of the company that should be considered and each line item is important to financial performance generally. However, while the GAAP results are more complete, the company provides investors this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into its operational performance and financial results.
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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$299,804	$168,754
Short-term investments	285,530	259,742
Accounts receivable, net of allowances of $2,821 and $4,319	154,741	112,132
Inventories	17,941	18,815
Deferred tax assets	9,197	8,767
Other current assets	30,015	37,745

Total current assets	797,228	605,955

Property and equipment, net	42,323	34,157
Long-term investments	471,567	433,570
Deferred tax assets	38,169	37,864
Goodwill	234,700	234,700
Other assets, net	13,147	15,946

Total assets	$1,597,134	$1,362,192

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$34,070	$21,180
Accrued liabilities	59,721	61,768
Deferred revenue	255,226	204,137

Total current liabilities	349,017	287,085

Other long-term liabilities	16,300	16,153
Deferred revenue, long-term	66,649	55,256

Total long-term liabilities	82,949	71,409

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 200,000 shares authorized 80,727 and 80,355 shares issued and outstanding	505,117	517,215
Accumulated other comprehensive loss	(3,460)	(3,241)
Retained earnings	663,511	489,724

Total shareholders’ equity	1,165,168	1,003,698

Total liabilities and shareholders’ equity	$1,597,134	$1,362,192

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenues
Products	$179,327	$147,393	$524,529	$396,170
Services	111,386	83,081	312,690	231,528

Total	290,713	230,474	837,219	627,698

Cost of net revenues (1)
Products	31,803	29,328	94,840	82,789
Services	20,645	15,251	57,244	42,335

Total	52,448	44,579	152,084	125,124

Gross Profit	238,265	185,895	685,135	502,574

Operating expenses (1)
Sales and marketing	93,633	77,219	269,790	212,505
Research and development	35,245	30,889	102,358	86,743
General and administrative	21,126	17,658	61,656	49,627

Total	150,004	125,766	433,804	348,875

Income from operations	88,261	60,129	251,331	153,699
Other income, net	1,889	3,561	6,002	7,557

Income before income taxes	90,150	63,690	257,333	161,256
Provision for income taxes (1)	27,601	23,195	83,546	58,338

Net Income	$62,549	$40,495	$173,787	$102,918

Net income per share — basic	$0.77	$0.51	$2.15	$1.30

Weighted average shares — basic	80,866	79,864	80,773	79,386

Net income per share — diluted	$0.77	$0.50	$2.13	$1.27

Weighted average shares — diluted	81,497	81,031	81,655	80,870

Non-GAAP Financial Measures

Net income as reported	$62,549	$40,495	$173,787	$102,918
Stock-based compensation expense, net of tax (2)	16,829	12,805	49,277	36,973

Net income excluding stock-based compensation (non-GAAP)	$79,378	$53,300	$223,064	$139,891

Net income per share excluding stock-based compensation (non-GAAP) — diluted	$0.97	$0.66	$2.73	$1.73

Weighted average shares — diluted	81,497	81,031	81,655	80,870

(1) Includes stock-based compensation as follows:
Cost of net revenues	$2,398	$1,777	$6,793	$5,061
Sales and marketing	8,834	6,591	25,926	19,685
Research and development	5,922	4,749	17,399	14,197
General and administrative	5,753	4,289	17,495	12,048
Tax effect of stock-based compensation	(6,078)	(4,601)	(18,336)	(14,018)

	$16,829	$12,805	$49,277	$36,973

(2)	Stock-based compensation is accounted for in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)

F5 Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	June 30,
	2011	2010
Operating activities
Net income	$173,787	$102,918
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gain on disposition of assets and investments	(203)	(117)
Stock-based compensation	67,613	50,991
Provisions for doubtful accounts and sales returns	453	794
Depreciation and amortization	15,715	17,923
Deferred income taxes	(387)	10,659
Gain on auction rate securities put option	—	(1,491)
Loss on trading auction rate securities	—	1,491
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	(43,062)	3,350
Inventories	874	(3,927)
Other current assets	8,452	(10,380)
Other assets	(365)	(1,651)
Accounts payable and accrued liabilities	10,086	154
Deferred revenue	62,481	56,507

Net cash provided by operating activities	295,444	227,221

Investing activities
Purchases of investments	(692,812)	(571,072)
Sales and maturities of investments	629,766	397,702
Investment of restricted cash	(406)	(26)
Acquisition of intangible assets	(80)	—
Purchases of property and equipment	(20,544)	(10,119)

Net cash used in investing activities	(84,076)	(183,515)

Financing activities
Excess tax benefits from stock-based compensation	20,221	16,419
Proceeds from the exercise of stock options and purchases of stock under employee stock purchase plan	21,131	29,338
Repurchase of common stock	(121,526)	(55,000)

Net cash used in financing activities	(80,174)	(9,243)

Net increase in cash and cash equivalents	131,194	34,463
Effect of exchange rate changes on cash and cash equivalents	(144)	(1,487)
Cash and cash equivalents, beginning of period	168,754	110,837

Cash and cash equivalents, end of period	$299,804	$143,813